WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.


<ARTICLE>          5
                   1,000


Period type                        3 mos
Fiscal year end                    12/31/99
Period start                       1/1/99
Period end                         3/31/99
Cash                               15,643
Securities                         7,250
Receivables                        86,513
Allowances                         (3,774)
Inventory                          8,432
Current assets                     128,402
PP&E                               102,605
Depreciation                       (51,748)
Total assets                       275,438
Current liabilities                74,098
Bonds                              0
Preferred mandatory                0
Preferred                          0
Common                             649
Other SE                           118,318
Total Liability and Equity         275,438
Sales                              123,868
Total Revenue                      123,868
CGS                                85,286
Total costs                        85,286
Other expenses                     28,961
Loss provision                     216
Interest expense                   540
Income pre tax                     8,739
Income tax                         3,710
Income continuing                  5,029
Discontinued                       0
Extraordinary                      0
Changes                            0
Net income                         5,029
EPS basic                          .44
EPS diluted                        .41


